SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED AUGUST 13, 2007
(TO PROSPECTUS DATED AUGUST 13, 2007)

$9,000,000

CWABS, Inc.
Depositor

Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

CWABS Asset-Backed Certificates Trust 2007-12
Issuing Entity

Asset-Backed Certificates, Series 2007-12

Class M-5 Certificates

This Supplement updates the Prospectus Supplement, dated August 13, 2007 (as supplemented by the supplement thereto dated September 11, 2007, the “Prospectus Supplement”) relating to the CWABS Asset-Backed Certificates Trust 2007-12, Asset-Backed Certificates, Series 2007-12.  This Supplement has been prepared in connection with the sale by CWABS, Inc. to Countrywide Securities Corporation of $9,000,000 Original Certificate Principal Balance of the Class M-5 Certificates, and the distribution of those Class M-5 Certificates by Countrywide Securities Corporation to the public in negotiated transactions at varying prices to be determined at the time of sale.  The proceeds to the depositor from the sale of those Class M-5 Certificates are expected to be approximately $8,362,617, plus accrued interest, before deducting expenses.

This Supplement updates the Prospectus Supplement as follows:

•
for the purposes of the sections captioned “Summary—ERISA Considerations” and “ERISA Considerations” in the Prospectus Supplement, because the Class M-5 Certificates referenced above are being purchased by Countrywide Securities Corporation, those Class M-5 Certificates may be purchased by Plans or persons using Plan assets, so long as the conditions described in the section captioned “ERISA Considerations” with respect to the Class A Certificates are met; and

•
for the purposes of the section captioned “Method of Distribution” in the Prospectus Supplement, the Class M-5 Certificates referred to above are being purchased by Countrywide Securities Corporation pursuant to a separate underwriting agreement between the Depositor and Countrywide Securities Corporation; accordingly, the information presented in the section captioned “Method of Distribution” with respect to the “Underwritten Certificates” shall apply with respect to those Class M-5 Certificates.

Countrywide Securities Corporation

The date of this Supplement is September 14, 2007.